Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

COURTSIDE GROUP, INC.

COURTSIDE GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on September 11, 2023, setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amendment”). The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article 1 in its entirety and replacing it as follows:

“1. The name of the Corporation is PodcastOne, Inc. (the “Corporation”).”

SECOND: That accordance with Section 242 of the General Corporation Law of the State of Delaware, approval of the Amendment by the Corporation’s stockholders is not required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this September 21, 2023.

COURTSIDE GROUP, INC.

By:	/s/ Aaron Sullivan
Name:	Aaron Sullivan
Title:	Interim Chief Financial Officer